UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 6, 2016

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

801 Capitola Drive

Durham, NC  27713

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On December 6, 2016, Heat Biologics, Inc. (the “Company”) made a payment to Pacific Western Bank (formerly known as Square 1 Bank) in the amount of approximately $2.7 million in full satisfaction of the outstanding principal and accrued interest then due on that certain Loan and Security Agreement, dated August 22, 2014, between the Company and Pacific Western Bank (the “Loan and Security Agreement”).  Upon payment, the Loan and Security Agreement was terminated, which positions the Company with no long-term debt moving into 2017.

The Loan and Security Agreement provided, under certain conditions and the achievement of specified milestones, for up to four (4) term loans to the Company in the aggregate principal amount of up to $7.5 million for working capital purposes. The Company received term loans in the aggregate principal amount of $7.5 million under the Loan and Security Agreement, each of which accrued interest from its date of issue at a variable annual interest rate equal to the greater of 3.05% plus prime or 6.30% per annum and was secured by a security interest in all of the Company’s personal property, excluding its intellectual property. The Loan and Security Agreement had also set forth various covenants that had to be complied with. No pre-payment penalty was paid in connection with the termination of the Loan and Security Agreement.

This summary description of the Loan and Security does not purport to be complete and is subject to, and qualified in its entirety by reference to the Agreement, which was attached as Exhibit 4.1 to the Company’s Form 8-K, dated August 25, 2014,and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2016	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer